Exhibit 10.10

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) dated as of October 20, 2021 is made by and between Entrada Therapeutics, Inc., a Delaware corporation (the “Company”), and Natarajan Sethuraman (the “Executive”). This Agreement shall become effective as of the closing of the Company’s first underwritten public offering (the “IPO”) of its equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Effective Date”). This Agreement supersedes in all respects all prior agreements between the Executive and the Company regarding the subject matter herein, including without limitation (i) the Employment Agreement between the Executive and the Company dated March 4, 2019 and (ii) any offer letter, other employment agreement, severance agreement and severance policy between the Executive and the Company ((i) and (ii) collectively the “Superseded Agreements”).

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company on the terms contained herein, effective as of the Effective Date.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Employment.

(a)               Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall continue to be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.

(b)               Position and Duties. The Executive shall serve as the Chief Scientific Officer of the Company and shall have such powers and duties as may from time to time be prescribed by the Chief Executive Officer (the “CEO”) and the Board of Directors of the Company (including any committee thereof, the “Board”). The Executive shall devote all of the Executive’s working time and efforts to the business and affairs of the Company and shall not engage in any business activities other than the Executive’s duties to the Company, except as provided in the following sentence. Notwithstanding the foregoing, the Executive may (i) serve on the board of directors of another company, subject to the Board’s prior written approval, and (ii) engage in religious, charitable or other community activities as long as such services and activities do not compete with, pose a conflict of interest with or interfere with the Company’s business activities or the Executive’s duties to the Company as provided in this Agreement.

2.           Compensation and Related Matters.

(a)               Base Salary. The Executive’s base salary shall be paid at the rate of $440,000 per year. The Executive’s base salary shall be subject to periodic review for potential increases only (except as provided in the definition of Good Reason) by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b)               Incentive Compensation. The Executive shall be eligible to receive annual cash incentive compensation as determined by the Board. The Executive’s initial target annual incentive compensation shall be 40% percent of the Executive’s Base Salary. Whether incentive compensation has been earned and the actual amount of the Executive’s annual incentive compensation, if any, shall be determined in the sole discretion of the Board or the Compensation Committee, subject to the terms of any applicable incentive compensation plan approved by the Board or Compensation Committee that may be in effect from time to time. To earn any incentive compensation, the Executive must be employed by the Company through the end of the year to which the incentive compensation applies. The Company shall pay any incentive compensation by no later than March 15 of the year following the year to which the incentive compensation applies.

(c)               Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary business expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

(d)               Other Benefits. The Executive shall be eligible to participate in or receive benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The Executive shall be entitled to indemnification to the fullest extent provided in the Company’s bylaws, as amended and restated, and to the fullest extent provided in indemnification agreement, as applicable, between the Company and the Executive entered into in connection with the IPO. The Executive also shall be entitled to coverage under the Company’s Directors’ and Officers’ insurance policy, to the extent such policy provides for such coverage.

(e)               Paid Time Off. The Executive shall be eligible to take paid time off in accordance with, and subject to, the Company’s paid time off policy in effect from time to time. As Executive will not accrue time under this paid time off policy, Executive will not be paid for “unused” time upon termination of employment.

(f)                Equity. The equity awards held by the Executive shall continue to be governed by the terms and conditions of the Company’s 2016 Stock Incentive Plan, as amended from time to time, and any equity awards that may be granted to the Executive shall be governed by the terms and conditions of any subsequent equity incentive plan adopted by the Company (including that certain 2021 Stock Option and Incentive Plan), and the applicable award agreement(s) governing the terms of such equity awards held by the Executive (collectively, the “Equity Documents”); provided, however, and notwithstanding anything to the contrary in the Equity Documents, in the event of any conflict between this Agreement and the Equity Documents, this Agreement shall apply in the event of a Qualifying Termination during the Sale Event Period (each as defined below).

3.           Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a)          Death. The Executive’s employment hereunder shall terminate upon death.

(b)          Disability. “Disability” means the inability of the Executive to substantially perform the Executive’s duties with or without a reasonable accommodation for 120 consecutive days to the Company as a result of the Executive’s incapacity due to illness or physical disability.

(c)          By Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean any of the following:

(i)              conduct by the Executive constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been reasonably requested by the CEO or the Board; (B) material dishonesty to the CEO or the Board with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes;

(ii)              (A) the commission by the Executive of acts satisfying the elements of fraud related to the Company, the Company’s business activities, or the Executive’s duties to the Company; or (B) or the Executive having been charged with or indicted for any felony;

(iii)            any misconduct by the Executive, regardless of whether or not in the course of the Executive’s employment, that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position;

(iv)             material non-performance by the Executive of the Executive’s duties hereunder (other than by reason of the
Executive’s physical or mental illness, incapacity or Disability) which material non-performance, if curable, has continued for more than 30 days following written notice of such material non-performance from the CEO or the Board;

(v)               a material breach by the Executive of any of the Executive’s confidentiality or restrictive covenant obligations to the Company, including without limitation under this Agreement;

(vi)             a material violation by the Executive of any of the Company’s written employment policies that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates; or

(vii)          the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d)        By the Company without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. A termination due the death or Disability of the Executive shall not constitute a termination without Cause.

(e)        By the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has completed all steps of the Good Reason Process (as defined below) following the occurrence of any of the following events without the Executive’s consent (each, a “Good Reason Condition”):

(i)       a material diminution in the Executive’s Base Salary then in effect, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(ii)       a material change of at least thirty (30) miles of driving distance in the geographic location of the principal Company location to which the Executive is currently assigned by the Company (excluding (I) any such change applicable to any Executive whose work location is designated by the Company in good faith as permanently remote; and (II) any shift from remote to in-person work, or vice versa, required by the Company in good faith in connection with the COVID-19 pandemic or any other pandemic, neither of which ((I) or (II)) shall constitute Good Reason hereunder); or

(iii)       a material diminution in the Executive’s title; or

(iv)       a requirement that the Executive report to a corporate office or employee other than the Company’s Chief Executive Officer.

The “Good Reason Process” consists of the following steps:

(i)       the Executive reasonably determines in good faith that a Good Reason Condition has occurred;

(ii)       the Executive notifies the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition;

(iii)       the Executive cooperates in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition;

(iv)       notwithstanding such efforts, the Good Reason Condition continues to exist; and

(v)       the Executive terminates employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

4.           Notice and Date of Termination.

(a)          Notice of Termination. Except for termination due to the Executive’s death, any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(b)         Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by death, the date of death; (ii) if the Executive’s employment is terminated on account of Disability or by the Company for Cause, the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination (provided that the Company pays the Executive’s Base Salary during the applicable notice period) and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

5.            Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason Outside of the Sale Event Period.

(a)          If the Executive’s employment is terminated by the Company without Cause or the Executive terminates employment for Good Reason (either such termination, a “Qualifying Termination”), in either case outside of the Sale Event Period (as defined below), subject to (i) the Executive signing a separation agreement and release in a form and manner satisfactory to the Company, which agreement shall include, without limitation, a general release of claims against the Company and all related persons and entities, a twelve (12)-month post-employment noncompetition obligation that is equal in scope to the twelve (12)-month post-employment noncompetition obligation contained within this Agreement, a reaffirmation (which reaffirmation shall not be drafted or construed to impose new obligations) of all of the Executive’s other confidentiality and restrictive covenant obligations to the Company, and a seven (7) business day revocation period, and shall provide that if the Executive breaches any of the Executive’s restrictive covenant obligations the Executive is obligated to comply with, all payments of the Severance Amount (as defined below) shall immediately cease (the “Release”), and (ii) the Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Release) ((i) and (ii) collectively, the “Release Requirement”) (for purposes of clarity, the Release will not waive claims for vested benefits and vested equity or the Executive’s rights to indemnification as provided in this Agreement), the Company shall:

(i)               pay the Executive the Severance Amount (defined below), provided, in the event the Executive is entitled to any Non-Compete Payments (as defined below), the Severance Amount received in any calendar year will be reduced by the Non-Compete Payments the Executive is paid in the same such calendar year (the “Restrictive Covenants Agreement Setoff”);

(ii)              pay the Executive any annual bonus for the year in which the Date of Termination occurs, subject in all respects to applicable bonus terms, conditions and achievement as determined by the Board, prorated based on when in the year the Date of Termination occurs, and paid when annual bonuses for such year are paid to senior executives generally;

(iii)            pay the Executive any earned but unpaid incentive compensation (subject to Section 2(b) (“Incentive Compensation”)
of this Agreement) for the year prior to the year in which the Date of Termination occurs; and

(iv)             subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider (and, to the extent permitted by COBRA, the group dental and vision plan providers), the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) nine (9) months from the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above (collectively, the “COBRA Payments”). The COBRA Payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

(b)        The “Severance Amount” means: nine (9) months of the Executive’s Base Salary as of the Date of Termination, paid as salary continuation as provided in the following subsection.

(c)        The Severance Amount and COBRA Payments shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over nine (9) months, commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6.           Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason During the Sale Event Period.

(a)          If the Executive experiences a Qualifying Termination during the period beginning ninety (90) days prior to a Sale Event and ending on the one (1) year anniversary of the Sale Event (such period, the “Sale Event Period”), subject to the Release Requirement, the Company shall:

(i)               cause 100% of the outstanding and unvested equity awards with time-based vesting held by the Executive to immediately become fully vested, exercisable or nonforfeitable as of the Date of Termination; provided, that the performance conditions applicable to any outstanding and unvested equity awards subject to performance conditions will be deemed satisfied at the higher of actual achievement or the target level specified in the terms of the applicable award agreement;

(ii)              pay to the Executive a lump sum amount equal to the sum of (I) 100% of Base Salary and (II) 100% of the Executive’s annual target bonus in effect immediately prior to the Qualified Termination (or the Executive’s target bonus in effect immediately prior to the Sale Event, if higher); provided that such amount shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year;

(iii)            pay to the Executive any earned but unpaid Incentive Compensation for the year prior to the year in which the Date of Termination occurs;

(iv)             pay to the Executive a lump sum amount equal to the Executive’s annual target bonus for the year in which the Qualified Termination occurs, prorated as of the Date of Termination; and

(v)               subject to the Executive’s copayment of premium amounts at the applicable active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay to the group health plan provider (and, to the extent permitted by COBRA, the group dental and vision plan providers), the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) twelve (12) months from the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.

The amounts payable under subsections (ii), (iv) and (v) of this Section shall be paid or commence to be paid within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year no later than the last day of the 60-day period. For the avoidance of doubt, the severance pay and benefits provided in this Section shall apply in lieu of, and expressly supersede, the severance benefits provided for in the event of a Qualifying Termination outside of the Sale Event Period.

7.           Sale Event. In the case of and subject to the consummation of a Sale Event, in the event the parties to the Sale Event do not provide for the assumption, continuation or substitution of outstanding equity awards, all equity awards with time-based vesting, conditions or restrictions shall become fully vested, exercisable and/or nonforfeitable as of the effective time of the Change in Control, and all equity awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Change in Control in the Board’s discretion or as set forth in the applicable award agreement.

8.           Additional Limitation.

(a)               Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In the event of such reduction, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b)               For purposes of this Section, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes (if any) which could be obtained from deduction of such state and local taxes.

(c)               The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to subsection (a) shall be made by the Accounting Firm, which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. “Accounting Firm” shall mean a nationally recognized accounting firm selected by the Company.

9.           Section 409A.

(a)               Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement or otherwise on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b)               All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c)               To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation”
under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d)               The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e)               The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

10.         Confidential Information.

(a)               The Executive understands that the Company continually obtains and develops valuable proprietary and confidential information concerning its scientific or business affairs (the “Confidential Information”) which may become known to the Executive in connection with the Executive’s employment by the Company.

(b)               The Executive acknowledges that all Confidential Information, whether or not in writing and whether or not labeled or identified as confidential or proprietary, is and shall remain the exclusive property of the Company or the third party providing such information to the Executive or the Company. By way of illustration, but not limitation, Confidential Information may include Inventions, trade secrets, technical information, know-how, research and development activities of the Company, product and marketing plans, customer and supplier information and information disclosed to the Company or to the Executive by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, research data and observations, records of clinical trials, computer programs in object and/or source code, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company.

(c)               The Executive agrees that the Executive shall not, during the term of the Executive’s engagement by the Company and thereafter, publish, disclose or otherwise make available to any third party any Confidential Information except as expressly authorized herein or in writing by the Company. The Executive may disclose Confidential Information to (i) directors, employees, consultants and representatives of the Company and to (ii) accountants, financial advisors and counsel of the Executive, who have a bona fide need to know such information and who are bound by an obligation not to use or disclose such information without authorization from the Company. The Executive agrees that the Executive shall use such Confidential Information only in the performance of the Executive’s duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. The Executive agrees not to use such Confidential Information for the Executive’s own benefit or for the benefit of any other person or business entity.

(d)               The Executive agrees to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in the Executive’s possession and not to remove any materials containing Confidential Information from the Company’s premises except to the extent necessary to the Executive’s employment for the benefit of the Company. Upon the termination of the Executive’s employment by the Company, or at any time upon the Company’s request, the Executive shall return to the Company, within 10 business days after the Date of Termination, any and all materials containing any Confidential Information then in the Executive’s possession or under the Executive’s control.

(e)               Notwithstanding anything to the contrary in this Agreement or any other agreement between the Executive and the Company, the Executive understands that nothing in this Agreement or any other agreement between the Executive and the Company prohibits, or is intended in any manner to prohibit, the Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of anyone at the Company or the Company’s legal counsel to make any such reports or disclosures, and the Executive is not required to notify the Company that Executive has made such reports or disclosures.

(f)                Confidential Information shall not include information which (i) is or becomes generally known within the Company’s industry through no fault of the Executive; (ii) was known to the Executive at the time it was disclosed as evidenced by the Executive’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to the Executive by a third party who did not derive it from the Company and who imposes no obligation of confidence on the Executive; or (iv) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

11.         Assignment of Inventions.

(a)               The Executive agrees to promptly disclose to the Company any and all ideas, concepts, discoveries, inventions, developments, trade secrets, methods, data, information, improvements, chemical or biological materials and know-how that are conceived, devised, invented, developed or reduced to practice or tangible medium by the Executive, under the Executive’s direction or jointly with others during any period that the Executive is employed by the Company, whether or not during normal working hours or on the premises of the Company (hereinafter “Inventions”).

(b)               The Executive hereby assigns to the Company all of the Executive’s right, title and interest to the Inventions and any and all related patent rights, copyrights and applications and registrations therefor. During and after the Executive’s employment by the Company, the Executive shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and the Executive shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. The Executive hereby appoints the Company as the Executive’s attorney to execute and deliver any such documents on the Executive’s behalf in the event the Executive should fail or refuse to do so within a reasonable period following the Company’s request. It is understood that the Executive’s reasonable out-of-pocket expenses incurred in providing assistance at the request of the Company under this Section will be reimbursed by the Company.

(c)               The Executive represents that the attached Schedule A contains a complete list, as of the Effective Date, of all inventions that are currently owned by the Executive, alone or jointly with others, and which have not been assigned to prior employers or clients and which are not assigned to the Company hereunder (“Prior Inventions”). If there is no such Schedule A attached hereto, then Executive represents that there are no such Prior Inventions.

12.         Other Obligations.

(a)               Between Executive and Third Parties. The Executive hereby represents, warrants and agrees (i) that the Executive has the full right to enter into this Agreement and perform the services required of the Executive hereunder, without any restriction whatsoever; (ii) that in the course of performing services hereunder, the Executive will not violate the terms or conditions of any agreement between the Executive and any third party or infringe or wrongfully appropriate any patents, copyrights, trade secrets or other intellectual property rights of any person or entity anywhere in the world; and (iii) that the Executive has not and will not disclose or use during the Executive’s employment by the Company any confidential information that the Executive’s acquired as a result of any previous employment or consulting arrangement or under a previous obligation of confidentiality.

(b)               Between the Company and Third Parties. The Executive acknowledges that the Company from time to time may have agreements with other persons or entities, including the government of the United States or other countries and agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

13.         Exclusive Commitment.

(a)               Acknowledgements. The Executive understands and acknowledges that the Company’s market for its existing and/or proposed products and services is worldwide. The Executive also understands and acknowledges that the competitors for the Company’s existing and proposed products and services are located or may be located worldwide and that geographic boundaries do not define the scope of competition in this field. Further, the Executive understands and acknowledges that, during the course of the Executive’s employment with the Company, the Executive will be given access to, and will help develop, Confidential Information, which if such Confidential Information were released to the general public or to a competitor, would place the Company at an unfair disadvantage with its competitors. The Executive also understands that the Executive’s position with the Company may require the Executive to interact with, cultivate, and maintain relationships with the Company’s customers, prospective customers, vendors and suppliers. Therefore, the Executive agrees that the restrictions set forth in this Section are necessary in order to protect the Company’s Confidential Information and good will.

(b)               Noncompetition Obligations. The Executive agrees that at all time during the period of the Executive’s employment by the Company and for a period of twelve (12) months after termination or cessation of such employment by the Company for Noncompete Cause or by the Executive, with or without Good Reason, the Executive’s will not, directly or indirectly, alone or in any capacity, including as an owner, partner, member, officer, shareholder, director, consultant, agent, co-venturer, or employee of any entity engage in Competitive Acts for any Competitor; provided, however, that the record or beneficial ownership of 1.0% or less of outstanding publicly traded capital stock of any entity shall not be deemed, in and of itself, to be in violation of this Section. The Executive understands that, unless this non-competition obligation is waived by the Company, the Company will pay the Executive, during the twelve (12) months immediately following the Executive’s employment, as part of its regular payroll process, 50% of the Executive’s highest annualized based salary paid to the Executive within the two years preceding the Executive’s termination (the “Non-Compete Payments”). For the purposes of clarity, this Section shall not be effective (and the Non-Compete Payments shall not be paid), in the event that the Executive is terminated by the Company without Noncompete Cause or laid off. “Noncompete Cause” is defined as a termination of the Executive’s employment due to the Company’s dissatisfaction with the Executive’s job performance, conduct or behavior.

(c)          Definitions

(i)                 “Competitive Acts” means providing services and/or engaging in duties and responsibilities that are the competitive with, the same as or substantially similar to, any of the services, duties and/or responsibilities in which the Executive is or has been engaged during the last two years of the Executive’s employment with the Company.

(ii)              “Competitor” means any business entity or individual that has committed, or intends to commit, significant resources to the discovery, development or commercialization of medical products related to the intracellular delivery of therapeutic biologics.

(d)         Acknowledgements. The Executive acknowledges and agrees that (I) the opportunity for additional and enhanced severance compensation and other compensation and benefits under this Agreement serves as additional, fair and reasonable consideration for the post-employment noncompetition obligation and the other restrictive covenant obligations contained in this Agreement (collectively, the “Restrictive Covenant Obligations”), which consideration is independent of the Executive’s continued employment with the Company; (ii) that the Executive has the right to review this Agreement, including the Restrictive Covenant Obligations, with the aid of legal counsel prior to signing this Agreement; and (iii) that notice of this Agreement (including the Restrictive Covenant Obligations) was provided to the Executive at least 10 business days before this Agreement is to become effective.

14.              General Non-Solicitation. The Executive agrees that during the period of the Executive’s employment by the Company and for a period of 12 months after termination or cessation of such employment for any reason (the “Restricted Period”), the Executive shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the (i) clients, customers or accounts of the Company, or (ii) prospective clients, customers or accounts of the Company which (in the case of (ii) only) were contacted, solicited or served by the Executive while employed by the Company. Furthermore, notwithstanding the foregoing, the Executive agrees that in the event that, during the Restricted Period, the Executive’s has breached the Executive’s fiduciary duty of loyalty to the Company, then the Restricted Period shall be extended for an additional twelve (12)-month period.

15.              Non-Solicitation of Employees and Contractors. The Executive agrees that during the Restricted Period, the Executive’s shall not directly or indirectly (i) recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee or independent contractor to discontinue his, her or its employment relationship with the Company or (ii) without the written consent of the Company, which shall not be unreasonably withheld, solicit, recruit or hire any consultant then actively engaged by the Company, or induce or attempt to induce such consultant to terminate such consultant’s consulting relationship with the Company.

16.              Consent to Jurisdiction. The parties hereby consent to the exclusive jurisdiction of the state and federal courts of the Commonwealth of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

17.              Integration. This Agreement and the Equity Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties concerning such subject matter, including without limitation the Superseded Agreements. In signing this Agreement, the Executive agrees that the Executive is not relying on any promises or representation of the Company or any agent thereof with respect to the subject matter of this Agreement except as is expressly contained in this Agreement.

18.              Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be subject to, and net of, any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

19.              Assignment. Neither the Executive nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the Executive’s consent to any affiliate or to any person or entity with whom or which the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom or which it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon the Executive and the Company, and each of the Executive’s and the Company’s respective successors, executors, administrators, heirs and (in the Company’s case) permitted assigns.

20.              Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

21.              Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

22.              Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

23.              Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and: delivered in person; by email to (if notice is provided to the Executive) the Executive’s business email address or personal email address on file with the Company and (if notice is provided to the Company) to the business email address of the CEO or (if the CEO is the Executive) of the Chairperson of the Board); or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

24.              Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company (subject to the advance approval of the Board).

25.              Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles thereof. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

26.              Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement, which shall become effective on the Effective Date.

ENTRADA THERAPEUTICS, INC.

By:	/s/ Dipal Doshi
Dipal Doshi

Its:	Chief Executive Officer

Date: 10/20/2021

THE EXECUTIVE

/s/ Natarajan Sethuraman
Natarajan Sethuraman

Date: 10/20/2021

[Signature Page to Employment Agreement]

Schedule A Prior Inventions

The following is a complete list of all Prior Inventions (please mark with a X and describe if applicable):

No Prior Inventions

See below for description of Prior Inventions